Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2021, Western Alliance Bancorporation (“Western Alliance,” “we,” “us,” “our,” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.0001 par value per share (the “common stock”); and (ii) depositary shares (the “depositary shares”). each representing a 1/400th interest in a share of 4.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.
DESCRIPTION OF COMMON STOCK
The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation, bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL” or “Delaware Law”) because they, and not the summary, define the rights of holders of shares of our common stock.
General
Our certificate of incorporation provides the authority to issue 200,000,000 shares of common stock, par value $0.0001 per share. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.
Voting Rights
Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting. Generally, in matters other than the election of directors and business combinations and other extraordinary transactions, the affirmative vote of the majority of shares present and entitled to vote on the subject matter constitutes the act of the stockholders. A nominee to our board of directors will be elected, in uncontested elections (as defined in our bylaws), if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In all director elections other than uncontested elections, the vote standard will continue to be a plurality of votes cast, and stockholders shall not be permitted to vote against any nominee for director.
Liquidation Rights
The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.
Dividends
The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may declare dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, only if the amount of capital is greater than or equal to the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The terms and conditions of other securities we issue may restrict our ability to pay dividends to holders of our common stock. In addition, as a holding company, our main source of funds to pay dividends is distributions from our subsidiaries and, therefore, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.
Miscellaneous
The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware Law and our certificate of incorporation and bylaws contain provisions that could make it more difficult to (1) acquire us by means of a tender offer, proxy contest or otherwise or (2) remove our incumbent officers and directors. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids.
Undesignated Preferred Stock
Our board of directors has the ability to authorize undesignated preferred stock, which allows the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any unsolicited attempt to change control of our company. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Special Stockholders’ Meetings and Advanced Notice Requirements for Stockholder Proposals
Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our board of directors, the chairman of the board, or by our chief executive officer or president. In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board, or by a stockholder of record on the record date for the meeting who (1) is entitled to vote at the meeting, (2) has delivered a timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting, (3) attends (or has a qualified representative attend) the stockholder meeting and (4) has otherwise complied with the provisions of our bylaws and applicable law. These provisions could have the effect of delaying any stockholder actions until the next stockholder meeting, even if they are favored by the holders of a majority of our outstanding voting stock.
No Action by Written Consent
Our certificate of incorporation and bylaws do not permit stockholders to act by written consent in lieu of a meeting.
Election and Removal of Directors
Our certificate of incorporation provides for the annual election of directors. Once elected, directors may be removed by the holders of a majority of shares then entitled to vote in an election of directors. In addition, our certificate of incorporation and bylaws provide that any vacancies on the board of directors may be filled only by a majority of the remaining directors.
Amendment of Certain Provisions of our Organizational Documents
Any amendment to our certificate of incorporation must be approved by our board of directors and a majority of the outstanding shares of each class of shares entitled to vote thereon at a duly called annual or special meeting; provided, that in addition to any vote of any class of shares required by law or the certificate of incorporation, the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain of the provisions contained in the certificate of incorporation regarding stockholder actions, classification of directors, removal of directors, filling of director vacancies, bylaw amendments, limitation of liability of directors, the exclusive forum for certain litigation, and amendments to the certificate of incorporation.

Our bylaws may be amended by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present or by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote in any election of directors, voting as a single class.
Business Combinations
We have not opted out of Section 203 of the DGCL, an anti-takeover law, and are therefore subject to its provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock, referred to as an “interested stockholder” under Section 203, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
These and other provisions of Delaware Law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers or delaying changes in control and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.
NYSE Listing
Our common stock is listed on the New York Stock Exchange under the symbol “WAL.”
DESCRIPTION OF PREFERRED STOCK
The following description summarizes the material terms of the Series A Preferred Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant sections of our certificate of incorporation, including the certificate of designation creating the Series A Preferred Stock, our bylaws, and the applicable provisions of the DGCL and federal law governing bank holding companies, because they, and not the summary, define the rights of holders of shares of our Series A Preferred Stock.
General
Our certificate of incorporation authorizes us to issue 20,000,000 shares of preferred stock, in one or more series, and our board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, privileges, limitations, and restrictions of any such series.
Prior to the issuance of the Series A Preferred Stock, we filed the certificate of designation with the Secretary of State of the State of Delaware, which had the effect of amending our existing certificate of incorporation to establish the terms of the Series A Preferred Stock. The certificate of designation initially authorized 30,000 shares of Series A Preferred Stock. We may, upon approval of a majority of the holders of the outstanding shares of Series A Preferred Stock, issue additional shares of Series A Preferred Stock from time to time. We may, without notice or consent of holders of the Series A Preferred Stock, issue additional shares of preferred stock from time to time ranking junior as to dividends and upon liquidation, dissolution, and winding-up of the Company to the Series A Preferred Stock.
We will generally be able to pay dividends and distributions upon our liquidation, dissolution, or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity instruments, and other senior claims). When issued, the shares of Series A Preferred Stock will be fully paid and nonassessable, which means that holders of such shares will have paid their purchase price in full and we may not ask them to pay additional funds in respect of their shares of Series A Preferred Stock.
Holders of Series A Preferred Stock will not have preemptive or subscription rights to acquire more of our stock. The Series A Preferred Stock will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities. The Series A Preferred Stock does not have a stated maturity date, will not be subject to any sinking fund or any other obligation of us for its repurchase, redemption, or retirement, and will be perpetual unless redeemed at our option.

Ranking
Shares of the Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up:
•senior to our common stock and to any class or series of our capital stock that we may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;
•on parity with, or equally to, any class or series of our capital stock expressly stated to be on parity with the Series A Preferred Stock, including the Series A Preferred Stock; and
•junior to any class or series of our capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock).
Dividends
Dividends on shares of the Series A Preferred Stock are discretionary, not mandatory, and will not be cumulative. Holders of the Series A Preferred Stock will be entitled to receive, if, when, and as declared by our board of directors or a duly authorized committee of our board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2021 (each such date being referred to herein as a “dividend payment date”) based on the liquidation preference of $10,000 per share (equivalent to $25 per depositary share) at a rate equal to:
•from the date of original issue to, but excluding, the First Reset Date, a fixed rate per annum of 4.250%; and on parity with, or equally to, any class or series of our capital stock expressly stated to be on parity with the Series A Preferred Stock, including the Series A Preferred Stock; and
•from, and including, the First Reset Date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent reset date (as described below), plus 3.452% on the liquidation preference of $10,000 per share.
In the event that we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. References to the “accrual” of dividends in this “Description of Series A Preferred Stock” refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Preferred Stock.
Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of our board of directors that is not less than 10 calendar days or more than 30 calendar days before the applicable dividend payment date.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock and will end on and exclude the first dividend payment date. Any dividend payable on shares of the Series A Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.
The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York, New York. Dividends on shares of the Series A Preferred Stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of our board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from, and including, the First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.
For any reset period commencing on or after the First Reset Date, the five-year treasury rate will be the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the reset dividend determination date for that reset period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as of 5:00 p.m. (Eastern Time) as of any reset determination date, as determined by the calculation agent in its sole discretion; provided that if no such calculation can be determined as described above, then:
•if the calculation agent determines that the treasury rate has not been discontinued, then the calculation agent will use for such reset period a substitute base rate that it has determined is most comparable to the treasury rate; or
•if the calculation agent determines that the treasury rate has been discontinued, then the calculation agent will use for such reset period and each successive reset period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided that, if the calculation agent determines there is an industry-accepted successor base rate to the treasury rate, then the calculation agent shall use such successor base rate.
If the calculation agent has determined a substitute or successor base rate in accordance with second bullet point immediately above but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent reset dividend determination date, then a new substitute or successor base rate shall be determined as set forth in the first or second bullet point immediately above, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the calculation agent has determined a substitute or successor base rate, then the calculation agent will apply any technical, administrative or operational changes that we determine (including changes to the definitions of “dividend period”, “reset period”, “reset date” and “reset dividend determination date”, timing and frequency of determining rates with respect to each reset period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the substitute or successor base rate exists, the calculation agent will apply any such changes for calculating such substitute or successor base rate in such other manner as we determine is reasonably necessary.
The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date. If the five-year treasury rate for any dividend period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such dividend period will be the same as the dividend rate determined for the immediately preceding dividend period. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.
Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.
We are not obligated to and will not pay holders of the Series A Preferred Stock any interest or sum of money in lieu of interest on any divided not paid on a divided payment date. We are also not obligated to and will not pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.
We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series A Preferred Stock. Dividends on the Series A Preferred Stock will not be declared, paid, or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series A Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.
Priority of Dividends
The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, we may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:
•no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options, or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons, including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities); and
•no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons, including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities).
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A Preferred Stock and any shares of parity stock, all dividends declared upon the Series A Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence, our board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series A Preferred Stock. To the extent a dividend period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
As used in this “Description of Series A Preferred Stock”:
•“junior stock” means our common stock and any other class or series of our capital stock over which the Series A Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us. Junior stock includes our common stock; and
•“parity stock” means any other class or series of our capital stock that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us, including the Series A Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of Series A Preferred Stock are not redeemable prior to the First Reset Date. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
We may, at our option, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after September 30, 2026, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect us to redeem the Series A Preferred Stock on or after the date it becomes redeemable at our option.
We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series A Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.
A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:
•amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;
•proposed change those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or

•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock;
there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $10,000 per share of the Series A Preferred Stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
Under regulations currently applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series A Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with its risk.
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price;
•the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
Liquidation Rights
In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of the Series A Preferred Stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series A Preferred Stock, and before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon our liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $10,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of our assets.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of our capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Holders of the Series A Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Voting Rights
Except as provided below and as determined by our board of directors or a duly authorized committee of our board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock as contemplated herein for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which we refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors (which we refer to as the “preferred directors”); provided that our board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause us to violate any corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed). In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and such voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series A Preferred Stock and such voting preferred stock, the holders of the Series A Preferred Stock and such voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A Preferred Stock and such voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and such voting preferred stock, voting together as a class, to serve until the next annual meeting of shareholders; provided that the filling of any such vacancy may not cause us to violate any corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed). The preferred directors shall each be entitled to one vote per director on any matter on which our directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of Series A Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated certificate of incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•amend or alter our amended and restated certificate of incorporation to authorize or create or increase the authorized amount of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of our capital stock;
•amend, alter, or repeal the provisions of our amended and restated certificate of incorporation, including the certificate of designation, and amended and restated bylaws so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create or issue, or increase the authorized amount of, any junior stock or parity stock, or any securities convertible into junior stock or parity stock will not be deemed to materially and adversely affect the powers, privileges, or rights of the Series A Preferred Stock; or
•consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
Voting Rights under Delaware Law
Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our amended and restated certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our amended and restated certificate of incorporation.
Depositary, Transfer Agent, and Registrar
Computershare Trust Company, N.A. is the depositary, transfer agent, and registrar for the Series A Preferred Stock and the depositary for the depositary shares. We may, in our sole discretion, remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.
Calculation Agent
Unless we have validly called all shares of the Series A Preferred Stock for redemption on the First Reset Date, we will appoint a calculation agent for the Series A Preferred Stock prior to the commencement of a reset period. We may appoint ourselves or an affiliate of ours as the calculation agent. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time.
DESCRIPTION OF DEPOSITARY SHARES
The following description summarizes the material terms of the depositary shares. The following summary does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of the deposit agreement, the form of depositary receipts evidencing the depositary shares, our certificate of incorporation, including the certificate of designation creating the Series A Preferred Stock, our bylaws, and the applicable provisions of the DGCL and federal law governing bank holding companies, because they, and not the summaries, define the rights of holders of the depositary shares.
General
Our depositary shares represent proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/400th interest in a share of the Series A Preferred Stock and will be evidenced by depositary receipts. We will deposit the underlying shares of Series A Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A., acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent.
In this “Description of Depositary Shares,” references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintains for this purpose. DTC (or its designated nominee) is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/400th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If we make a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of our liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.
Redemption of Depositary Shares
If we redeem the Series A Preferred Stock, in whole or in part, as described above under “DESCRIPTION OF PREFERRED STOCK— Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/400th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus 1/400th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the redemption date.
If we redeem shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting
Because each depositary share represents a 1/400th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/400th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote, as described above in “DESCRIPTION OF PREFERRED STOCK— Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Depositary, Transfer Agent, and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for the Series A Preferred Stock and the depositary for the depositary shares. We may remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders representing in the aggregate at least a majority of the depositary shares then outstanding.
Form of Series A Preferred Stock and Depositary Shares
The depositary shares will be issued in book-entry form through DTC. The Series A Preferred Stock will be issued in registered form to the depositary.
Listing of Depositary Shares
The depositary shares are listed on the NYSE under the symbol “WAL PrA.”